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                                                                  EXHIBIT 10.19




                           NON-COMPETITION AGREEMENT



         THIS NON-COMPETITION AGREEMENT (this "Agreement"), made as of May 14, 1996, is by and among CARL E. HIRSCH ("Hirsch") and CHANCELLOR BROADCASTING COMPANY, a Delaware Corporation, and CHANCELLOR RADIO BROADCASTING COMPANY, a Delaware Corporation ("collectively, Chancellor").

                                  WITNESSETH:

         WHEREAS, Hirsch is the Chairman, President, and Chief Executive Officer of OmniAmerica Communications, Inc.; and

         WHEREAS, pursuant to an Asset Purchase Agreement dated May 14, 1996, between OMNIAMERICA GROUP, a Massachusetts general partnership; WAPE-FM LICENSE PARTNERSHIP, an Ohio general partnership; WFYV-FM LICENSE PARTNERSHIP, an Ohio general partnership; WEAT-AM LICENSE PARTNERSHIP, an Ohio general partnership; WEAT-FM LICENSE PARTNERSHIP, an Ohio general partnership; WXXL LICENSE PARTNERSHIP, an Ohio general partnership; WOLL LICENSE PARTNERSHIP, an Ohio general partnership; and WJHM-FM LICENSE PARTNERSHIP, an Ohio general partnership; and Chancellor (the "Purchase Agreement"), which proposes to sell to Chancellor substantially all of the assets of radio stations WAPE-FM, Jacksonville, Florida; WFYV-FM, Atlantic Beach; Florida, WEAT-AM, West Palm Beach, Florida; WEAT-FM, West Palm Beach, Florida; WXXL-FM, Tavares, Florida; WOLL-FM, Riviera Beach, Florida; WJHM-FM, Daytona Beach, Florida; and WOMX- FM, Orlando, Florida, (collectively the "Stations"); and

         WHEREAS, Hirsch has served a critical role in the Stations' success;
and

         WHEREAS, Hirsch shall provide to Chancellor certain consulting services following the Closing of the Purchase Agreement pursuant to the Consulting Agreement dated May 14, 1996 between the parties (the "Consulting Agreement"); and


         WHEREAS, Hirsch shall be appointed or elected, as the case may be, as a member of the Board of Directors of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company prior to the first meeting of the Board of Directors after the Closing of the Purchase Agreement.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

         1. During the period that Hirsch is serving as a Director of Chancellor Broadcasting Company, Hirsch agrees not (a) to solicit for employment any employees of Chancellor or its
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Non-Competition Agreement
Carl E. Hirsch
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Affiliates or (b) to directly  or indirectly, either as an employee, employer, consultant, contractor, agent, principal, partner, stockholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in any radio station that has a studio or main transmission facility within any metropolitan statistical area as defined by Arbitron in which Chancellor or its Affiliates owns or is the licensee of a radio station, to the extent that Hirsch's said relationship conflicts with any of the ownership or attribution rules of the Federal Communications Commission. In the event that Hirsch is in violation of Paragraph 1, section (b), he shall be given a reasonable opportunity to either divest such ownership interest or resign from the Board of Directors. In the event that Hirsch resigns as a member of the Board of Directors of Chancellor Broadcasting Company, the restrictions recited in this Paragraph shall have no further force or effect and shall release Hirsch from any and all obligations under it.

         2. During the period from the closing under the Purchase Agreement until the second anniversary thereof, Hirsch shall not (i) solicit for employment any employees of Chancellor or its Affiliates that work primarily in the Orlando, Florida Metropolitan Statistical Area as defined by Arbitron ("Orlando MSA") or (ii) directly or indirectly, either as an employee, employer, consultant, contractor, agent, principal, partner, stockholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in or render any service to a radio station that has a studio or main transmission facility within the Orlando MSA, unless Chancellor ceases to own radio stations within this area.

         3. In consideration of this Agreement, the Consulting Agreement and other valuable consideration provided and to be provided by Hirsch, Chancellor agrees to grant Hirsch an Option to purchase Seventy-Five Thousand Shares (75,000) of Chancellor Broadcasting Company's Class A Common Stock or a successor's shares as provided in Section 17.17 of the Purchase Agreement, with an Option price of $22.50. Said shares shall be fully vested as of the Closing Date of the Purchase Agreement.

         4. In further consideration of this Agreement and other valuable consideration provided and to be provided by Hirsch and in addition to any amount reimbursable pursuant to Paragraph 3 of the Consulting Agreement, Chancellor agrees to reimburse Hirsch or his designee for office and related expenses in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) per year for a period of two years, payable in equal monthly installments. Hirsch will provide substantiation for all office and related expenses.

         5. In further consideration of this Agreement and other valuable consideration provided and to be provided by Hirsch, Chancellor agrees to pay Hirsch an additional Three Hundred Thousand Dollars ($300,000.00) on the Closing Date of the Purchase Agreement.
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Non-Competition Agreement
Carl E. Hirsch
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         6.      Hirsch hereby acknowledges that any breach by him of any of the covenants contained in Paragraphs 1 and 2 above (the "Covenants") may result in irreparable injury to Chancellor for which money damages could not adequately compensate Chancellor. In the event of any such breach, Chancellor shall be entitled to have an injunction issued by any competent court enjoining and restraining Hirsch and/or any other Person involved therein from continuing such breach. If Chancellor prevails in litigation to enforce any of the Covenants breached by Hirsch, then the duration of the breached Covenant shall be extended by a period of time equal to the duration of such breach, commencing the last day of the Restricted Period. Chancellor's equitable remedies as provided in this Paragraph 6 shall be Chancellor's sole and exclusive remedies for Hirsch's breach of this Agreement.

         7. Hirsch acknowledges that in his capacity as consultant to Chancellor, its officers, directors, employees and agents, including Hirsch, may receive or produce Confidential Information (as defined herein). At all times after the date hereof, Chancellor will prohibit Hirsch, except with the express prior written consent of Chancellor, from directly or indirectly communicating, disclosing or divulging to any Person other than employees, contractors or agents of Chancellor, any Confidential Information, which Hirsch may have acquired, no matter from whom or in what manner such Confidential Information may have been acquired, heretofore, or hereafter, concerning the conduct and details of the business of Chancellor (or any of its Affiliates).

         For purposes of this Agreement, "Confidential Information" means any information or material which Chancellor or any Affiliates (as defined herein) of Chancellor treats as proprietary or designates as "Confidential," which is not generally known by non-employer personnel, and to which Hirsch obtains knowledge or access as a result of Hirsch's relationship with Chancellor. Confidential Information includes, but is not limited to, discoveries, ideas, concepts, techniques, data, documentation, research, procedures, knowhow, marketing techniques, materials, plans, names of customers and advertisers, and information relating to past and perspective customers' and advertisers' cost data, pricing policies and financial information, received, originated or discovered by employees or agents. Confidential information does not include any information (i) ascertained or obtained other than from Chancellor or (ii) which is or becomes known to the public other than through a breach of this Agreement.

         Hirsch shall deliver to Chancellor all originals and copies of materials containing Confidential Information in his possession, custody or control immediately upon request by Chancellor. Hirsch acknowledges that all files, records, documents and information relating to the business of Chancellor whether prepared by Hirsch or otherwise, coming into its own possession, shall remain the exclusive property of Chancellor and shall not be removed from the premises (except as required in the course of his performance of his duties for Chancellor).
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Non-Competition Agreement
Carl E. Hirsch
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         Notwithstanding the last sentence of Paragraph 6, in the event this covenant of confidentiality is violated and Chancellor is damaged as a direct result thereby, Hirsch agrees that Chancellor shall be entitled to seek recovery for such damages, but shall not be entitled to recoup or offset any amounts paid or owing to Hirsch pursuant to the terms of this Agreement as such payment obligations of Chancellor shall not be dependent on Hirsch's compliance with this Paragraph 7.

         8. If any portion of the Covenants or the application thereof is construed to be invalid or unenforceable, then the other portion(s) of the Covenants or the application thereof will not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions. If any of the Covenants is determined to be unenforceable because of the geographical area covered thereby, the duration thereof or the scope thereof, then such Covenant shall be interpreted to extend only for the maximum geographical area, duration or other scope as to which it may be enforceable.

         9. All such notices and other communications which are required or permitted hereunder will be effective upon receipt and shall be given to the following addresses:


         If to Chancellor:

         One copy to:                              One copy to:

         Steven Dinetz                             Matthew Leibowitz
         President & CEO                           Leibowitz & Associates, P.A.
         Chancellor Radio Broadcasting Company     One S.E. 3rd Avenue
         12655 N. Central Expressway               Suite 1450
         Suite 405                                 Miami, Florida  33131
         Dallas, Texas  75243
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Non-Competition Agreement
Carl E. Hirsch
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         If to Consultant:

         One copy to:                              One copy to:

         Carl E. Hirsch                            F. Howard Mandel
         Chairman, President, & CEO                Thompson Hine & Flory, P.L.L.
         OmniAmerica Communications, Inc.          3900 Society Center
         11111 Santa Monica Blvd.                  127 Public Square
         Suite 220                                 Cleveland, Ohio  44114-1216
         Los Angeles, CA  9005


         10. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of Chancellor. Chancellor shall not assign this Agreement without the consent of Hirsch, whose consent shall not be unreasonably withheld. However, Chancellor shall assign this Agreement including Chancellor's payment obligations to any purchaser of all or substantially all of the assets or stock (by merger or otherwise) of Chancellor. This Agreement shall not be assigned by Hirsch, except that his right to receive payments may be assigned or conveyed to his estate or otherwise.

         11. This Agreement and the Consulting Agreement constitute the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified, supplemented or terminated except in writing signed by Chancellor and Hirsch.

         12. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy.

         13.     As used herein:

                 (a) "Person" shall mean a natural person, corporation, partnership, trust, estate, joint venture, solo proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

                 (b) "Affiliate" of any Person shall mean any corporation or other entity of which the majority of equity interests are owned, directly or indirectly, by such Person.

         13. This Agreement shall be deemed to have been executed and entered into in the State of New York and shall be construed, enforced and performed in accordance with the laws
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Non-Competition Agreement
Carl E. Hirsch
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thereof.

         14. It is the intention of the parties that this Agreement operate as a sealed instrument.

         15. All of the rights and obligations of parties hereto pursuant to this Agreement are contingent upon the occurrence of the Closing under the Purchase Agreement. This Agreement shall be void and of no further effect in the event the Purchase Agreement is terminated prior to the occurrence of the Closing thereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first written above.

Witness:                                 CHANCELLOR BROADCASTING COMPANY



                                         By
- ---------------------------------          -----------------------------------
                                                 Steven Dinetz
                                                 President & CEO



Witness:                                 CHANCELLOR RADIO BROADCASTING
                                         COMPANY



                                         By
- ---------------------------------          -----------------------------------
                                                 Steven Dinetz
                                                 President & CEO


Witness:





- ---------------------------------        --------------------------------------
                                         CARL E. HIRSCH